CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 33-78956-A) of our report dated March 15, 1997, on our audits of the financial statements of Aquagenix, Inc. appearing in the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Miami, Florida
March 31, 1997